UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Cogentix Medical, Inc.
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 NASDAQ: CGNTMay 2016

 *  Cogentix Medical  Formed by the merger of Uroplasty (UPI) and Vision-Sciences (VSCI) on March 31, 2015Stock-for-stock deal with fixed exchange ratio of 3.6331 VSCI shares issued for every UPI shareUroplasty shareholders to own 62.5% of the combined entity and Vision-Sciences shareholders to own 37.5% upon completion of the merger Uroplasty management team named to lead combined operations Board of Directors comprised of the five existing Uroplasty board members and three representatives from the existing Vision-Sciences board to mirror the proportional ownership as of the time of the mergerMr. Pell agreed to and enthusiastically supported the merger, its structure and the strategy

 *  Merger Rationale  Uroplasty provided Vision-Sciences with a substantial upgrade to their sales and marketing function as well as their senior leadership team.Vision-Sciences provided innovative technology with better potential for sustainable growth than UPI product portfolio of UPC and MPQ.Together, Cogentix Medical would grow revenue at a faster rate than either Uroplasty or Vision-Sciences would have grown on their own as stand-alone public companies.This growth, in combination with expense synergies, would allow Cogentix to become cash flow positive in CY16 (pre-MDT impact).

 *  Vision-Sciences Pre-Merger  No Path Towards Positive Cash Flow

 *  VSCI Stock Price (2011 – 2015)

 *  Vision-Sciences Post-Merger

 *  Vision-Sciences Post-Merger

 *  Vision-Sciences Post-Merger

 *  Uroplasty Post-Merger

 *  Cogentix Medical Post-Merger

 *  Cogentix Medical Operating Expenses  Significant Turnaround To An Ever-Increasing Problem

 *  Cogentix Medical Cash Operating Profit  First-ever cash operating profit in either company’s long histories delivered 9 months post-merger

 *  Corporate Governance Challenges  Pell owns $28.5 million of convertible promissory notes; in the event of bankruptcy, his interests and claim on the company would come before common shareholders.Pell’s objectives are not aligned with all shareholders. He has stated:An objective of his is for the company to go bankrupt so that he could regain control, regardless of what it would mean for other shareholders.He has retained two bankruptcy attorneys with the goal of gaining control of the company through bankruptcy.Repeated documented violations by Pell of the Cogentix Medical Code of Conduct and Business Ethics as well as its Corporate Governance Guidelines resulted in a letter of reprimand to Pell from the Board’s Audit Committee on November 1, 2015.In Q1 2016, Pell attempted to have the CEO removed as well as two former UPI Board members, solely in an effort to gain control of the Board. The Board informed Pell that the Company had no cause to remove the CEO, especially in light of the outstanding results that had been delivered under very challenging circumstances, and that this action was not in the best interests of shareholders. Subsequently, Pell is now engaged in proxy fight to gain control of the Board and refused all good faith efforts by current Board members to negotiate a settlement in order to avoid a costly and disruptive fight not in the best interests of our shareholders.

Corporate Governance Decisions

- Governance and Nominating Committee followed good governance practices and the Company's Committee Charter in preparation for the 2016 Annual Meeting:
  - Solicited input from all Directors relative to Board composition and nominees
  - Reviewed and discussed that information at Committee meeting
  - Presented to the full Board the recommendation of the Governance and Nominating Committee

- May 2016 Annual Meeting Shareholder proposals:
  - Recommend that the Chairman be an independent director who is not a current or former employee of the company (Mr. Kill is the current Chairman)
  - Hold an advisory vote on executive compensation
  - Recommend that the PFO and PAO be held by someone other than the CEO
  - Nominate Pell for the one Director opening at this year's Annual Meeting for a three year term ending at the 2019 Annual Meeting

- Board Independence
  - By Mr. Pell's definition, a board member cannot be considered independent if:
    - They disagree with Mr. Pell.
    - They support a high-performing management team who is delivering on their commitments to our shareholders.
  - Mr. Stauner, Mr. Paulus and Mr. Roche are all highly accomplished individuals with deep experience in the healthcare sector, and their capabilities and integrity have never been questioned.
  - Cogentix Medical is fortunate to have Board members of this caliber serving our shareholders.

Cogentix Medical

14

*  Decision to Reduce Board to Five Members  Following the merger, the Company discussed the appropriate number of Board Directors for a company of our size and our cash profile, with a view toward reducing the number of board members. Prior to the merger:Uroplasty reduced from a seven person Board to a five person Board in Fiscal Year 2015.Vision-Sciences reduced from an eight person Board to a six person Board in Fiscal Year 2015. Given the sudden resignation of Mr. Wehrwein, the decision of Mr. Stauner not to stand for re-election, and the fact that the majority of the Board did not support the renomination of Mr. Zauberman, the Board made the decision that this was an appropriate time to reduce the number of Board seats.In addition, the Governance and Nominating Committee decided that there was not sufficient time to thoroughly solicit, consider and vet candidates in advance of the Annual Meeting in a manner consistent with the Company’s Director Nominating Policy.It is important to note that the decisions were also made in the context of extensive and lengthy negotiations with Mr. Pell on Board composition and following robust discussions at the committee and board level. Mr. Pell’s actions have made it clear that he will only accept nominees that are advanced by him.

 *  Mr. Kill’s Compensation  Frederic Cook & Company, a nationally-recognized compensation consulting firm, was engaged by the Uroplasty Board in February 2014.Frederic Cook determined Uroplasty’s Peer Group and provided their report to the Uroplasty Compensation Committee in March 2014; Mr. Kill’s cash compensation was set within the ranges provided by Frederic Cook, was approved by the full Board and has not changed since that time at the recommendation of Mr. Kill.In August 2014, ISS recommended a vote against Uroplasty’s “Say on Pay” proposal due to an excise tax gross-up in Mr. Kill’s amended employment agreement.Mr. Kill’s excise tax gross-up provision expired in December 2014, and in the July 2015 proxy analysis report after the merger, ISS wrote, “Given that the problematic excise tax gross-up provision has expired (and no new gross-up provisions were entered into), there are no adverse vote recommendations.”The Cogentix Medical Compensation Committee made the decision at its December 2015 meeting to engage a compensation consultant in the summer of 2016 to review current Company compensation practices.

 *  Summary  This is not an activist investor agitating for change on behalf of all shareholders.This is a former minority but controlling shareholder in a predecessor company who:Willingly merged “his” company (Vision-Sciences), agreeing that “his” shareholders would own 37.5% of the new entity,Agreed that the new Cogentix Medical Board would be comprised of the five existing members from the former Uroplasty Board and three members from the former Vision-Sciences Board,Almost immediately after the merger decided that he did not like having a CEO or Board that he could not control,Has engaged in a vindictive campaign to have the CEO removed and the Board changed so that he can control both the CEO and the Board, and has waged his campaign without any regard for the Corporate Governance Guidelines and Policies that he himself approved at the time of the merger,Has not identified any shortcoming of the current CEO who has led the company to exceed all objectives established at the time of the merger,Has neglected his fiduciary duties to all shareholders by seeking to “protect at all costs” his $28.5 million in debt with the company, andWill have greater proportional representation on the Board following the Annual Meeting (40%) than he did at the time of the merger (37.5%).If Pell were to gain control of the Board, it is our belief that he would immediately terminate our CEO. If this were to happen, we believe that it would likely lead to significant retention issues among our team, and this disruption would likely cause a substantial and devastating drop in the revenue of the company. Clearly, we believe that allowing Mr. Pell to gain control of the Board is not in the best interests of our shareholders.

 NASDAQ: CGNTMay 2016

 *  Non-GAAP Financial Measures  The tables set forth below titled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.  The row labeled “Former UPI Revenue” within such tables reflects the GAAP revenue of the Company for the quarter and nine months ended December 31, 2014.The tables set forth below entitled “Pro forma Combined Statements of Operations (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  Such tables reconcile the Company’s net loss calculated in accordance with GAAP to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as merger-related costs.The non-GAAP, pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.We use this non-GAAP financial information, and in particular non-GAAP net loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

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 NASDAQ: CGNTMay 2016